EXHIBIT 11.0
SHAW INDUSTRIES, INC. AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS  (1)
(In Thousands, Except Per Share Data)
(Unaudited)


                                                                                                    Three Months Ended

                                                                                          Mar. 30, 1996            April 1, 1995
PRIMARY:
          Weighted average common shares outstanding                                            136,148                   136,032
          Additional shares assuming exercise of stock options                                       64                       539
          Weighted average common and common equivalent shares outstanding                      136,212                   136,571


          Income (loss) before accounting change                                               ($15,584)                   $4,477
          Cumulative effect of accounting change, net                                                 0                   (12,077)
          Net loss                                                                             ($15,584)                  ($7,600)


          Earnings (loss) per common share before accounting change                              ($0.11)                    $0.03
          Cumulative effect of accounting change                                                   0.00                     (0.09)
          Net loss                                                                               ($0.11)                   ($0.06)





FULLY DILUTED:
          Weighted average common shares outstanding                                            136,148                   136,032
          Additional shares assuming exercise of stock options  (2)                                  64                       539
          Weighted average common and common equivalent shares outstanding                      136,212                   136,571


          Income (loss) before accounting change                                               ($15,584)                   $4,477
          Cumulative effect of accounting change, net                                                 0                   (12,077)
          Net loss                                                                             ($15,584)                  ($7,600)


          Earnings per common share before extraordinary loss and accounting change              ($0.11)                    $0.03
          Cumulative effect of accounting change                                                   0.00                     (0.09)
          Net loss                                                                               ($0.11)                   ($0.06)



     (1) All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

     (2) Based on the treasury stock method using the higher of the average or period-end market price.